Exhibit 99.1


               American Telecom Services Launches Pay N' Talk(TM)
                    at Major National Retail Drugstore Chain

        -New Phones to be offered at more than 6,000 drugstore locations-

Contact:          Bruce Hahn, CEO
                  (310) 871-9904
                  (404) 261-7466
                  brucehahn@atsphone.com

Investor Contact: Matt Hayden, President
                  Hayden Communications
                  (858) 704-5065
                  matt@haydenir.com


                              FOR IMMEDIATE RELEASE


City of Industry, California, July 11, 2006 - American Telecom Services Inc. (AMEX: TES), a provider of Digital Clear Internet phone ("VoIP") and Pay N' Talk prepaid long distance communications service bundled with cordless, multi-handset phones, announced that a major national retailer will carry the ATS Pay N' Talk cordless multi handset phone, bundled with free promotional minutes from ATS' powered by IDT, in more than 6,000 drugstore locations and the retailer's Internet store.

American Telecom Services' proprietary prepaid residential long distance service offerings, under its Pay N' Talk brand, are powered by IDT Corporation, one of the largest prepaid long distance providers in the nation. The Pay N' Talk program offers potential annual savings of up to 60% to the average household on residential long distance service, when compared to rates offered by incumbent long distance telephone service providers.

About American Telecom Services

American Telecom Services, a leading provider of traditional and internet phones bundled with service offerings, currently offers Digital Clear broadband phone bundles powered by SunRocket (voice-over-Internet-Protocol or "VoIP") and Pay N' Talk prepaid residential long distance communications services powered by IDT. These services are bundled with ATS' diverse line of custom designed digital, cordless multi-handset phones. ATS sells its phone/service bundles through major retailers under the "American Telecom", "ATS" "Pay N' Talk" and "Digital Clear" brand names.

Safe Harbor Statement

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify those forward-looking statements by words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or


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"continue" or the negative of those words and some other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those the Company anticipates. Factors that could cause actual results to differ from those contained in the forward-looking statement include, but are not limited to, those risks and uncertainties described in the Company's prospectus dated February 1, 2006 and the other reports and documents the Company files from time to time with the Securities and Exchange Commission. Statements included in this press release are based upon information known to the Company as of the date of this press release, and the Company assumes no obligation to (and expressly disclaims any such obligation to) publicly update or alter its forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.